UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The Toro Company

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On February 2, 2022, The Toro Company filed a definitive proxy statement with the Securities and Exchange Commission, or SEC, relating to its 2022 Annual Meeting of Shareholders to be held on Tuesday, March 15, 2022. The Toro Company is providing this supplement to the proxy statement solely to avoid any potential ambiguity in the proxy statement regarding the voting approval standard for Proposal Four—Approval of The Toro Company 2022 Equity and Incentive Plan. Except as described below, this supplement to the proxy statement does not modify, amend, supplement, or otherwise affect the proxy statement. This supplement should be read in conjunction with the proxy statement. From and after the date of this supplement, any references to the “proxy statement” are to the proxy statement as supplemented hereby.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the proxy statement for instructions on how to do so.

Voting Approval Standard for Proposal Four—Approval of The Toro Company 2022 Equity and Incentive Plan

Section 2.5 of the Amended and Restated Bylaws of The Toro Company provides that, as a general rule and in the absence of a higher minimum vote requirement, the affirmative vote of the holders of a majority in voting power of the shares of stock of the Corporation which are present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve questions presented to the stockholders at the Annual Meeting. Under this voting standard and consistent with Section 312.07 of the NYSE Listed Company Manual, as amended on November 19, 2021, abstentions will be counted as a vote against Proposal Four—Approval of The Toro Company 2022 Equity and Incentive Plan, consistent with the disclosure in the proxy statement.

Revised Text of the Proxy Statement

The disclosure under the question “How Does the Board Recommend that I Vote and What Vote is Required for Each Proposal?” on page 3 of the proxy statement is replaced in its entirety with the following (revised text is underlined):

How Does the Board Recommend that I Vote and What Vote is Required for Each Proposal?

Proposal	Board Recommendation	Available Voting Selections	Voting Approval Standard	Effect of Withhold or Abstention	Effect of Broker Non- Vote
1. Election of six directors	FOR all six nominees	FOR all nominees; WITHHOLD from all nominees; or WITHHOLD from one or more nominees	Plurality: the individuals who receive the greatest number of votes cast “for” are elected as directors(1)	Counted as a vote against	No effect
2. Ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2022	FOR	FOR; AGAINST; or ABSTAIN	Majority of shares present and entitled to vote	Counted as a vote against	Not applicable
3. Approval of, on an advisory basis, our executive compensation(2)	FOR	FOR; AGAINST; or ABSTAIN	Majority of shares present and entitled to vote	Counted as a vote against	No effect
4. Approval of The Toro Company 2022 Equity and Incentive Plan	FOR	FOR; AGAINST; or ABSTAIN	Majority of shares present and entitled to vote	Counted as a vote against	No effect

(1)

Under our Amended and Restated Bylaws, if any nominee for director in an uncontested election as to whom a majority of the votes of the shares present at the virtual meeting or represented by proxy at the annual meeting and entitled to vote on the election of directors are designated to be “withheld” or are voted “against,” that director must tender his or her resignation for consideration by our Nominating & Governance Committee. Our Nominating & Governance Committee then must evaluate the best interests of our Company and shareholders and recommend the action to be taken by the Board with respect to such tendered resignation.

(2)	While an advisory vote, our Compensation & Human Resources Committee and Board expect to take into account the outcome of the vote when considering future executive compensation.

Dated: February 25, 2022

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Amy E. Dahl
Amy E. Dahl Vice President, Human Resources and General Counsel and Corporate Secretary

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